Exhibit 10.9

July 15, 2022

Jose López Lecube

Intendente Becco 2380

Dpto. 32, Béccar

Buenos Aires, Argentina

Ref. Offer letter

Dear Jose López Lecube,

We are writing to let you know the following proposal from MOOLEC SCIENCE LIMITED (the “Company”). This Offer Letter shall be effective as of the date is accepted by you (the “Effective Date”). In case the Offer Letter is accepted, the relationship with the Company shall be governed by the following terms and conditions:

1.	Position

Moolec Science Limited appoints you, effective as of the date this Offer Letter is accepted by you (the “Effective Date”), as the Chief Financial Officer (“CFO”) of the Company, reporting to the Board of Directors of the Company. You will be on charge of the development of the tasks duly assigned the Board of Directors and shall hold office until your successor is appointed or your resignation, earlier removal from, or vacation of, office.

2.	Compensation and Expenses

2.1.	As CFO, you shall receive a net annual fee of US$150,000.00 (one hundred and fifty thousand Dollars) and US$12,800.00 (twelve thousand eight hundred Dollars) in restricted stock units (“RSUs”) (the “Annual Management Fee”), payable in equal net monthly payments of US$12,500.00 (twelve thousand five hundred Dollars) and US$1,066.66 (one thousand and sixty-six Dollars and sixty-six cents) in RSUs, which will be paid in arrears and free of any tax and/or withholding in the bank account indicated by you.

2.2.	Your Annual Management Fee may be payable by a combination of cash and restricted stock units (“RSUs”) based on your choice and subject to the following exchange ratio: one (1) US dollar paid in RSUs will be equivalent to US$0.625 paid in cash. The proportion in which your Annual Management Fee is paid may be changed at your request. The number of shares to be paid to you in any given month shall be calculated using a 30-day volume-weighted average price of the preceding month.

2.3.	You shall be entitled to a yearly bonus equal to sixty-five percent (65%) of your Annual Management Fee payable fully in RSUs to be granted upon the meeting by the Company or any of the Company´s affiliates of certain financial and operational metrics and subject to the terms and conditions approved by the Board of Directors of the Company (the “Yearly Bonus”). The number of shares to be paid to you in any given year shall be calculated based on the last quarter volume-weighted average price subject to the terms and conditions approved by the Board of Directors of the Company.

2.4.	The availability and the terms of conditions under which RSUs may be issued as part of your Annual Management Fee and as a Bonus shall be subject to approval of a Company’s compensation plan (the “Company Compensation Plan”) by the Board of Directors of the Company (the “Board”). If by February 2023 the Board didn’t approve the Company Compensation Plan or such plan does not contemplate RSUs as a form of compensation, the Company and you shall agree on another form of compensation (other than cash) available under the Company Compensation Plan.

2.5.	Once RSUs are available as a form of compensation, you shall be entitled to retroactively receive the total amount of RSUs due to you for each month elapsed since the Effective Date.

2.6.	You shall be paid a cash bonus of US$50,000.00 (fifty thousand Dollars) within sixty (60) days after the next financing round as of June 18, 2021, in for which the Company receives gross proceeds of not less than US$3,000,000 (three million Dollars) of which $500,000 (five hundred thousand) have already been contributed by new investors.

2.7.	You shall be granted 365,000 (three hundred and sixty-five thousand) ordinary shares of the Company. In case the Company enters into a de-SPAC transaction, an equivalent number of shares shall be granted and issued to you in the surviving company after the closing of such transaction. Provided that if you leave your office prior to December 18, 2022, you shall be obliged to return the shares granted herewith.

2.8.	The Company will reimburse you for all reasonable out-of-pocket expenses in connection with your employment including, but not limited to, travel expenses (air and train fares, hotels, sustenance, and entertainment), personal car usage for business (unless company car is offered), and home office expenses (e.g., communications cost, IT infrastructure, ergonomic adjustments) (“Expenses”). The reimbursement of Expenses shall be subject to your submission of receipts for such Expenses and approval by an authorized agent of the Company in accordance with Company policy.

3.	Indemnity

3.1.	The Company shall indemnify you according to the terms and conditions of that certain Indemnity Agreement entered into between you and the Company on July 15, 2022.

3.2.	If your relationship as CFO of the Company is terminated by the Company without cause, you shall be indemnified and hold harmless for a six (6) year period since the termination date regarding claims not excluded in the D&O insurance policy currently in force at that time. If the Company does not renew its D&O insurance policy, the Company shall arrange a runoff period long enough to provide coverage for the aforementioned six (6) year period.

4.	Confidentiality

You shall comply with the confidentiality obligations undertaken in that certain NDA entered into between you and the Company on June 18, 2021.

5.	Non-competition

You undertake that, from the Effective Date and for a period of one (1) year from the date on which you cease to serve as an officer of the Company (the “Restricted Period”), you will not, (a) start, participate in, or manage a molecular farming business, (b) assist any molecular farming company in competing or preparing to compete with the Company, or (c) render services to (whether as an employee, agent, independent contractor, owner, consultant, director, manager, officer or in any other capacity) a molecular farming company if (i) such services are comparable to the services you agreed to perform for Company, and (ii) rendering such services would inevitably lead to the use or disclosure of any confidential information obtained in connection with the performance of such services, or otherwise received from the Company.

6.	Employment Commitment

Prior to February 2023, you shall be employed and registered as an employee of the Company or one of the Company’s affiliates. The employment agreement to be entered into shall be subject to the following terms:

(i)	As CFO, you may receive all or a portion of the Annual Management Fee as your salary under the employment agreement.

(ii)	You will be eligible to participate in benefit plans and programs in effect from time to time, including paid sick leave and paid vacation, group medical and life insurance, disability benefits, and other fringe benefits as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs.

7.	Severance

If this Offer Letter is terminated by the Company without due cause, you shall be entitled to the following severance package (i) if you are removed from your office within the first year, you shall be entitled to a sum equal to six (6) months of the cash portion of the Annual Management Fee and two (2) months of the RSUs portion of the Annual Management Fee; (ii) if you are removed from your office within the second year, you shall be entitled to a sum equal to four (4) months of the cash portion of the Annual Management Fee and two (2) months of the RSUs portion of the Annual Management Fee; and (iii) if you are removed from your office on or after the third year, you shall be entitled to a sum equal to four (4) months of the cash portion of the Annual Management Fee.

8.	Applicable Law

This Offer Letter shall constitute a binding commitment between the Company and you and shall be governed and construed in accordance with the laws of England and Wales.

Please, let us know your acceptance of this Offer Letter by returning it signed and dated to the Board of Directors within 3 (three) days of reception of this Offer Letter. Upon acceptance of this Offer Letter and your immediate appointment as CFO of the Company, you agree that the Consulting Agreement (for Services) dated June 18, 2021, between you and the Company will be expressly terminated.

Sincerely,

/s/ Gastón Paladini

Moolec Science Limited

Gastón Paladini

CEO – Co-Chairman

/s/ Oscar León Bentancor

Moolec Science Limited

Oscar León Bentancor

Director – Co-Chairman

ACCEPTED AND AGREED

 /s/ Jose López Lecube

Jose López Lecube

Date: 7/16/2022

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